UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 17, 2007

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Commission file number 0-16079

Delaware	84-0915893
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (303) 792-7400

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report:  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 17, 2007, Air Methods Corporation (the “Company”) entered into a Revolving Credit, Term Loan and Security Agreement (the “Loan Agreement”) among the registrant and its wholly-owned subsidiaries, Rocky Mountain Holdings, L.L.C., Mercy Air Service, Inc. and LifeNet, Inc., KeyBank National Association, as Administrative Agent for the Lenders, Lead Arranger and Sole Book Runner, and the lending parties thereto.

The Loan Agreement, among other things, provides commitments for up to $50 million of revolving loans and up to $50 million of term loans.  If the previously announced acquisition of FSS Airholdings, Inc. does not occur prior to December 31, 2007, $25 million of the term loan commitments expire.

The Loan Agreement requires quarterly term loan principal payments commencing June 30, 2008 of $1,785,000.  Principal payments are not required on the revolving loan until the maturity date.  The interest rate on Base Rate loans (as defined) is the greater of (i) prime or (ii) the federal funds rate plus 0.5%.   The interest rate on LIBOR Rate loans (as defined) is generally the LIBOR rate plus a margin that varies from 1.5-2.5%, depending on the Company’s Total Adjusted Debt to Consolidated EBITDAR ratio.  The Loan Agreement requires the Company to be in compliance with various covenants, including a Total Adjusted Debt to EBITDAR ratio and a Fixed Charge Coverage ratio.  The maturity date of the Loan Agreement is September 1, 2012, unless sooner terminated as provided in the Loan Agreement.

A copy of the Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)       Exhibits

EXHIBIT NO.	DESCRIPTION
10.1
Revolving Credit, Term Loan and Security Agreement, dated as of September 17, 2007, among Air Methods Corporation, Rocky Mountain Holdings, L.L.C., Mercy Air Service, Inc. and LifeNet, Inc., KeyBank National Association, as Administrative Agent for the Lenders, Lead Arranger and Sole Book Runner, and the lending parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: September 17, 2007	By	/s/ Trent J. Carman
Chief Financial Officer